                                                EXHIBIT 11
                              ALICO, INC.

Computation of Weighted Average Shares Outstanding and earnings per share as of November 30, 2003:

Date        Shares              Outstanding     Days     Weight

09/01/03 -         7,116,070 3  21,348,210
09/03/03 4,461  7,120,531 1   7,120,531
09/04/03 3,206  7,123,737 -
09/04/03 2,000  7,125,737 4  28,502,948
09/08/03 4,529  7,130,266 -
09/08/03 2,000  7,132,266 -
09/08/03 2,181  7,134,447 1   7,134,447
09/09/03 4,000  7,138,447      14  99,938,258
09/23/03 2,000  7,140,447      48 342,741,456
11/10/03 4,940  7,145,387 7  50,017,709
11/17/03 1,712  7,147,099 3  21,441,297
11/20/03 2,000  7,149,099       -
11/20/03 2,000  7,151,099 6  42,906,594
11/26/03   539  7,151,638 4  28,606,552

       123,811  7,140,198      91    649,758,002

Average outstanding shares (Total weight / days)              7,140,198
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Net income for the three months ended November 30, 2003     $   49,000
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Earnings per share

(Net income / Average outstanding shares)                          $.01
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Average outstanding shares (non diluted)       7,140,198
Dilutive securities (stock options)          113,883
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Diluted shares           7,254,081
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Fully diluted earnings per share                                   $.01
(Net income / diluted shares)                               ___________
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